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                     April 27, 2023

       William Sperry
       Chief Financial Officer
       HUBBELL INC
       40 Waterview Drive
       Shelton, CT 06484

                                                        Re: HUBBELL INC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed, February 9,
2023
                                                            File No. 001-02958

       Dear William Sperry:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing